Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-230498 on Form S-8 of McDonald’s Corporation of our report dated June 16, 2021 appearing in this Annual Report on Form 11-K of the McDonald’s Corporation 401(k) Plan (formerly McDonald’s 401k Plan) for the year ended December 31, 2020.

/s/ Crowe LLP

Oak Brook, Illinois

June 16, 2021